EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

PRIMUS KNOWLEDGE SOLUTIONS, INC.,

BROAD DAYLIGHT, INC.,

Q MERGER CORP.

and

solely for purposes of Article VII

HEIDI ROIZEN,

as Holders’ Representative

Dated as of August 11, 2003

TABLE OF CONTENTS

ARTICLE I	THE MERGER		1

1.1	Effective Time of the Merger		1

1.2	Closing		1

1.3	Effects of the Merger		1

1.4	Conversion of Company Securities		2

	1.4.1	Series A-1 Preferred Shares	2

	1.4.2	Fractional Securities	2

	1.4.3	Escrow Securities	2

	1.4.4	Cash in Lieu of Shares	2

	1.4.5	Stock Options	2

	1.4.6	Dissenters’ Rights	3

1.5	Delivery of Certificates		3

1.6	No Further Ownership Rights in Company Shares		4

1.7	Regulation D Offering		4

1.8	S-3 Registration Statement		4

1.9	Tax-Free Reorganization		8

ARTICLE II	REPRESENTATIONS AND WARRANTIES		8

2.1	Representations and Warranties of Company		8

	2.1.1	Organization, Standing and Power	8

	2.1.2	Capital Structure	9

	2.1.3	Authority	9

	2.1.4	Compliance with Laws and Other Instruments	10

	2.1.5	Technology and Intellectual Property Rights	10

	2.1.6	Financial Statements	13

	2.1.7	Taxes	13

	2.1.8	Absence of Certain Changes and Events	14

	2.1.9	Real Property	15

	2.1.10	Personal Property	15

	2.1.11	Certain Transactions	15

	2.1.12	Litigation and Other Proceedings	16

	2.1.13	No Defaults	16

	2.1.14	Major Contracts	16

	2.1.15	Material Relations	17

	2.1.16	Insurance and Banking Facilities	17

	2.1.17	Employees	17

	2.1.18	Employee Benefit Plans	18

	2.1.19	Certain Agreements	19

	2.1.20	Guarantees and Suretyships	19

	2.1.21	Brokers and Finders	20

	2.1.22	Certain Payments	20

	2.1.23	Disclosure	20

	2.1.24	Reliance	20

2.2	Representations and Warranties of Parent and Sub		20

	2.2.1	Organization, Standing and Power	20

	2.2.2	Authority	20

	2.2.3	Compliance with Laws and Other Instruments	21

	2.2.4	Financial Statements and SEC Documents	21

	2.2.5	Capital Shares	22

	2.2.6	Disclosure	22

	2.2.7	Brokers or Finders	22

	2.2.9	Reliance	22

ARTICLE III	COVENANTS OF COMPANY		22

3.1	Conduct of Business		23

	3.1.1	Ordinary Course	23

	3.1.2	Dividends, Issuance of or Changes in Securities	24

	3.1.3	Charter Documents	24

	3.1.4	No Acquisitions	24

	3.1.5	No Dispositions	24

	3.1.6	Indebtedness	24

	3.1.7	Compensation	24

	3.1.8	Claims	24

3.2	Access to Properties and Records		25

3.3	Breach of Representation and Warranties		25

3.4	Consents		25

3.5	Tax Returns		25

3.6	Preparation of Disclosure and Solicitation Materials		26

3.7	Exclusivity; Acquisition Proposals		26

3.8	401(k) Plan		26

3.9	Notice of Events		27

3.10	Stockholder Approval		27

3.11	Commercially Reasonable Efforts		27

3.12	Final Closing Date Balance Sheet		27

3.13	Parachute Payments		27

3.14	Disposition of Assets		28

3.15	Investment Agreements		28

3.16	Spreadsheet		28

3.17	Employment Matters		28

3.18	Escrow Agreements		29

ARTICLE IV	COVENANTS OF PARENT		29

4.1	Breach of Representations and Warranties		29

4.2	Regulation D		29

4.3	Consents		29

4.4	Best Efforts		30

ARTICLE V	ADDITIONAL AGREEMENTS		30

5.1	Form 8-K		30

5.2	Expenses		30

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5.3	Additional Agreements		30

5.4	Public Announcements		30

5.5	Tax-Free Reorganization		30

5.6	Tax Returns		31

5.7	Certain Taxes		31

ARTICLE VI	CONDITIONS PRECEDENT		31

6.1	Conditions to Each Party's Obligation to Effect the Merger		31

	6.1.1	Governmental Approvals	31

	6.1.2	No Restraints	31

	6.1.3	Company Stockholder Approval of Agreement and Merger	31

6.2	Conditions of Obligations of Parent		31

	6.2.1	Representations and Warranties of Company	32

	6.2.2	Performance of Obligations of Company	32

	6.2.3	Voting Agreements	32

	6.2.4	Certain Agreements	32

	6.2.5	Escrow Agreements	32

	6.2.6	Legal Action and Dissenters	32

	6.2.7	Opinion of Company Counsel	32

	6.2.8	Approvals and Consents	33

	6.2.9	Termination of Rights and Certain Securities	33

	6.2.10	Delivery of Spreadsheet	33

6.3	Conditions of Obligation of Company		33

	6.3.1	Representations and Warranties of Parent and Sub	33

	6.3.2	Performance of Obligations of Parent and Sub	33

	6.3.3	Opinion of Parent’s Counsel	33

	6.3.4	Legal Action	33

	6.3.5	Consents	34

	6.3.6	Escrow Agreement	34

ARTICLE VII	INDEMNIFICATION		34

7.1	Indemnification Relating to Agreement		34

	7.1.1	Indemnification of Parent	34

	7.1.2	Indemnification of Share Recipients	35

7.2	Third Party Claims		35

	7.2.1	Claims for which Parent is the Indemnified Party	35

	7.2.2	Claims for which the Share Recipients are the Indemnified Parties	36

7.3	Tax Contests		36

7.4	Binding Effect		36

7.5	Limitations		37

	7.5.1	Time Limit	37

	7.5.2	Escrow	37

7.6	Other Remedies		37

7.7	Tax Consequences		37

7.8	Holders’ Representative		37

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ARTICLE VIII	TERMINATION		38

8.1	Mutual Agreement		38

8.2	Termination by Parent		38

8.3	Termination by Company		38

8.4	Outside Date		39

8.5	Effect of Termination		39

8.6	Break-Up Fees		39

	8.6.1	Break-Up Fee Payable by Company	39

	8.6.2	Break-Up Fee Payable by Parent	40

ARTICLE IX	MISCELLANEOUS		40

9.1	Entire Agreement		40

9.2	Governing Law		40

9.3	Notices		40

9.4	Severability		42

9.5	Survival of Representations and Warranties		42

9.6	Assignment		42

9.7	Counterparts		42

9.8	Amendment		42

9.9	Extension, Waiver		42

9.10	Interpretation		43

9.11	Confidentiality		43

-iv-

INDEX OF DEFINED TERMS

1933 Act	4	Merger	1

1934 Act	6	Merger Documents	1

accredited investor	28	multiemployer plan	19

Acquisition Transaction	26	Net Liabilities	35

Advice	6	Non-Competition Agreements	32

Agreement	1	Offer Letter Documents	29

Business Condition	8	Parent	1

Charter Documents	8	Parent Common Shares	2

Closing	1	Parent Disclosure Schedule	20

Closing Date	1	Plan	18

Code	8	plan of reorganization	8

Commission	4	Pro Forma Closing Balance Sheet	13

Company	1	prohibited transaction	19

Company Common Shares	9	prospects	8

Company Disclosure Schedule	8	Registrable Securities	5

Company Intellectual Property	10	reorganization	8

Company Licensed Intellectual Property	11	Returns	13

Company Option Plans	9	S-3	5

Company Owned Intellectual Property	11	S-3 Effective Period	6

Company Preferred Shares	9	SEC Documents	21

Company Shares	9	Section 262	3

Company Voting Debt	9	Separation Agreement	32

Confidentiality Agreement	25	Series A Preferred	9

Consents	10	single-employer plan	19

DGCL	1	Sub	1

Effective Time	1	Subsidiary	8

Eligible Dissenting Shares	3	Superior Proposal	26

ERISA	18	Surviving Corporation	1

Escrow Agreement	2	Suspension Notice	6

Escrow Shares	2	tax	14

Fair Market Value	2	Tax Contest	36

Financial Statements	13	taxes	14

Governmental Entity	10	Voting Agreement	32

Indemnifiable Amounts	34

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AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF August 11, 2003 (this “Agreement”), by and among Primus Knowledge Solutions, Inc., a Washington corporation (“Parent”), Q Merger Corp., a wholly-owned Delaware subsidiary of Parent (“Sub“), Broad Daylight, Inc., a Delaware corporation (“Company”), and, solely for purposes of Article VII, Heidi Roizen as the agent for the Share Recipients (as defined below) (“Holders’ Representative”).

RECITALS

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Parent, Sub, Company and Holders’ Representative hereby agree as follows:

ARTICLE I

THE MERGER

1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, Sub will be merged into Company (the “Merger”). A Certificate of Merger and any other required documents (collectively the “Merger Documents”), substantially in the form attached as Exhibit 1.1 shall be duly prepared, executed and acknowledged by Company, Parent, and Sub, and delivered to the Secretary of State of Delaware for filing, as provided in the Delaware General Corporation Law (the “DGCL”) at the Closing (as defined in Section 1.2 of this Agreement). The Merger shall become effective at such time as the Merger Documents have been accepted for filing by the Secretary of State of Delaware (the “Effective Time”).

1.2    Closing.    The closing of the Merger (the “Closing”) will take place on the date and time as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article VI, but in any event, no later than the third business day after such satisfaction or waiver (the “Closing Date”), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another time, date or place is agreed to by Parent and the Company.

1.3    Effects of the Merger.    At the Effective Time: (i) Sub shall be merged with and into Company (Company after the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall become the directors of the Surviving Corporation, (v) the officers of Sub shall be the officers of the Surviving Corporation, (vi) the issued and outstanding capital stock of Company shall be converted as set forth in Section 1.4 below, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by this Agreement and the DGCL.

1.4    Conversion of Company Securities.

1.4.1    Series A-1 Preferred Shares.    At the Effective Time, by virtue of the Merger, without any action on the part of the Parent, Sub, Company or the holders of the Company Shares (as defined in Section 2.1.1), each issued and outstanding share of Series A-1 Preferred (as defined in Section 2.1.2) (except for any shares of Series A-1 Preferred which constitute Eligible Dissenting Shares as described in Section 1.4.6) shall be converted into the right to receive that number of shares of Parent’s common stock, par value $.025 per share, (“Parent Common Shares”) equal to the quotient of 2,090,000 divided by the total number of issued and outstanding shares of Series A-1 Preferred. The holders of the Series A-1 Preferred entitled to receive Parent Common Shares hereunder are referred to herein collectively as the “Share Recipients”.

1.4.2    Fractional Securities.    No fraction of a Parent Common Share will be issued in connection with the Merger. In lieu of such issuance, all Parent Common Shares issued to the Company stockholders shall be rounded up to the closest whole Parent Common Share.

1.4.3    Escrow Securities.    To secure claims by Parent for indemnification pursuant to Article VII, twelve percent (12%) of the Parent Common Shares issuable to each Share Recipient shall be held in escrow (“Escrow Shares”) pursuant to the Escrow Agreement substantially in the form attached as Exhibit 1.4.3 (“Escrow Agreement”).

1.4.4    Cash in Lieu of Company Common Shares.    At the Effective Time, by virtue of the Merger, without any action on the part of the Parent, Sub, Company or the holders of the Company Shares or Company Options (as defined in Section 1.4.5), each issued and outstanding Company Common Share (except for any Company Common Shares that constitute Eligible Dissenting Shares as described in Section 1.4.6) shall be converted into the right to receive cash consideration equal to (x) the Fair Market Value (as defined below) of 110,000 Parent’s Common Shares divided by (y) the total number of issued and outstanding Company Common Shares and In-the-Money Options (as defined in Section 1.4.5) held by optionees who have executed In-the-Money Option Acknowledgements (as defined in Section 1.4.5) (the “Company Common Per Share Amount”). (The aggregate Company Common Per Share Amount is referred to herein as the “Cash Consideration” and, together with the Parent Common Shares, the “Merger Consideration”.) “Fair Market Value” means the average closing price of the Parent Common Shares as publicly reported over the five (5) trading days immediately following the public announcement of this transaction.

1.4.5    Stock Options.    Promptly following the execution of this Agreement, Company shall give written notice of this Agreement and the Merger to each of the holders of stock options outstanding under the Company’s Option Plans (as defined in Section 2.1.2) (collectively, the “Company Options”), such notice to be consistent with the terms of the Company’s Option Plans and the Company Options. No stock options outstanding under the Company’s Option Plans shall be assumed by Parent. Notwithstanding the foregoing, each holder of an unexercised In-the-Money Option (as defined below) shall be entitled to receive in consideration thereof an amount (subject to applicable withholding requirements) in cash equal to the Company Common Per Share Amount; provided, that such holder signs and delivers to the Company prior to the Closing an acknowledgement in the form attached as Exhibit 1.4.5 (the “In-the-Money Option Acknowledgment”). “In-The-Money Options” shall refer to Company Options outstanding immediately prior to the Effective Time with an exercise price less than the Company Common Per Share Amount. The right of a holder of an In-the-Money Option to receive a portion of the Merger Consideration as set forth in this Section 1.4.5 shall in no event increase the Merger Consideration.

1.4.6    Dissenters’ Rights.    Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Chapter 13 of the California Corporations Code (“Chapter 13”) are or prior to the Effective Date may become applicable to the Merger by reason of Section 2115 of the California Corporations Code or (ii) the provisions of Sections 262 et. seq. of the DGCL (“Section 262”) are or prior to the Effective Date may become applicable to the Merger, any Company Shares that may become dissenting shares within the meaning of Section 1300(b) of the California Corporation Code or may carry appraisal rights under Section 262 (“Eligible Dissenting Shares”) shall not be converted as set forth in this Section 1 and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 or Section 262; provided, however, that the status of such shares as Eligible Dissenting Shares shall not be perfected, or if any such shares lose their status as Eligible Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only (i) the right to receive the Parent Common Shares in accordance with Section 1.4.1 in the case of any Series A-1 Preferred or (ii) the right to receive Cash Consideration in accordance with Section 1.4.4 in the case of any Common Shares. From and after the Effective Time, holders of Eligible Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

1.5    Delivery of Certificates.

1.5.1    Series A-1 Preferred.    Within three (3) business days after the Closing, Parent will mail to each holder of Series A-1 Preferred (other than Eligible Dissenting Shares) that is entitled to receive Parent Common Shares pursuant to Section 1.4.1(i) a letter of transmittal in customary form and containing such provisions as may be reasonably required by Parent or Parent’s exchange agent to comply with applicable laws to effect a transfer of such shares and (ii) instructions for use in effecting the surrender of stock certificates representing the Series A-1 Preferred. Upon such surrender (or, if such stock certificates are lost or stolen, delivery of an affidavit to such effect), each such holder of Series A-1 Preferred shall be entitled to receive a certificate or other documentation for the applicable number of Parent Common Shares such holder is entitled to pursuant to Section 1.4.1 less the number of Escrow Shares issuable to such Holder. Parent shall use commercially reasonable efforts to cause its transfer agent to deliver the certificates representing the Parent Common Shares as promptly as reasonably practicable after receipt by Parent of the documentation set forth above. The delivery of the certificate or certificates representing the Escrow Shares shall be made pursuant to the terms of the Escrow Agreement.

1.5.2    Company Common Stock.    Within three (3) business days after the Closing, Parent will mail to each holder of Company Common Stock (other than Eligible Dissenting Shares) that is entitled to receive Cash Consideration pursuant to Section 1.4.4(i) a letter of transmittal in customary form and containing such provisions as may be reasonably required by Parent and (ii) instructions for use in effecting the surrender of stock certificates representing the Company Common Stock. Upon such surrender (or, if such stock certificates are lost or stolen, delivery of an affidavit to such effect), each such holder of Company Common Stock shall be entitled to receive an amount in cash equal to the Cash Consideration such holder is entitled to receive pursuant to Section 1.4.4. Parent shall use commercially reasonable efforts to deliver such amount as promptly as reasonably practicable after receipt by Parent of the documentation set forth above, but in any event within five (5) days of such receipt.

1.5.3    Company Options.    Within three (3) business days after the Closing, Parent will mail to each holder of Company Options that is entitled to receive Cash Consideration pursuant to Section 1.4.5 an amount in cash equal to the Cash Consideration such holder is entitled to receive pursuant to Section 1.4.5.

1.6    No Further Ownership Rights in Company Shares.    All Parent Common Shares and Cash Consideration, as applicable, issued on or after the Effective Time upon cancellation of the Company Shares and Company Options in accordance with the terms hereof shall respectively be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. By their approval of the Merger and this Agreement and acceptance of the Merger Consideration, the holders of the Company Shares agree and confirm that the distribution of the Parent Common Shares and the payment of the Cash Consideration as set forth in this Article 1 is in full satisfaction of all rights pertaining to such Company Shares under the Company’s Certificate of Incorporation (as amended by the Merger Documents) or otherwise, and, other than as set forth in this Article 1, no holder of Company Shares is entitled to any consideration in respect of such holder’s ownership of Company Shares. After the Effective Time there shall be no transfers on the stock transfer books of Company of such Company Shares.

1.7    Regulation D Offering.    Parent shall issue the Parent Common Stock in reliance on Rule 506 under Regulation D under the Securities Act of 1933 (the “1933 Act”).

1.8    S-3 Registration Statement.

1.8.1    Filing of Registration Statement.    Not later than fifteen (15) days after the date of this Agreement, Parent shall request in writing from the Share Recipients information about the Share Recipients that Parent reasonably requires to prepare the S-3 (as defined below). Not later than thirty (30) days after all of the Share Recipients provide Parent with the information requested to prepare the S-3 (or in the event that Parent is not eligible to use Form S-3 under the 1933 Act (or any successor to Form S-3), reasonably promptly after the date that Parent becomes eligible to use Form S-3 (or any successor to Form S-3) under the 1933 Act), but in any event within sixty (60) days after the Closing, Parent shall prepare, and file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3

(or any successor to Form S-3) (such registration statement and the prospectus included therein being referred to as the “S-3”) for resale of Parent Common Shares issued in connection with the Merger to the Share Recipients (the “Registrable Securities”), provided that such Share Recipients have executed the Investment Agreement (as defined in Section 3.15) and Escrow Agreement. Parent will not file with the Commission any registration statement on Form S-3 for any party other than the Share Recipients prior to filing the S-3 contemplated under this Section 1.8. Parent, in its sole discretion, shall be entitled to include in the S-3 securities to be sold on behalf of parties other than the Share Recipients. In connection with the filing of the S-3 pursuant to this Section 1.8, Parent shall:

(1)    prepare and file with the Commission such amendments and supplements to the S-3 and the prospectus used in connection with such S-3 as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of the Registrable Securities;

(2)    furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Share Recipients may from time to time reasonably request;

(3)    use its commercially reasonable efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Share Recipients reasonably request;

(4)    use its commercially reasonable efforts to cause all such Registrable Securities to be initially listed on each securities exchange or quoted on each inter-dealer quotation system on which the Parent Common Shares are then listed or quoted;

(5)    pay all expenses incurred in connection with such registration, including but not limited to, registration and filing fees with the Commission, fees and expenses of compliance with securities or blue sky laws and fees and expenses incurred in connection with the listing or quotation of the Registrable Securities; and

(6)    notify the Share Recipients, promptly after it shall receive notice thereof, of the date and time the registration statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

Notwithstanding anything to the contrary in this Agreement, Parent may delay the filing of S-3 if: (i) in the good faith and reasonable judgment of the Board of Directors of Parent, such registration would be seriously detrimental to Parent, and the Board of Directors of Parent concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) Parent shall furnish to such Share Recipients a certificate signed by the President of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be seriously detrimental to Parent for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement; provided, however, that Parent shall have the right to defer such filing for a period of not more than ninety (90) days, and, provided further, that Parent shall not defer its obligation in this manner more than once.

Parent shall use commercially reasonable efforts to have the S-3 declared effective under the 1933 Act as promptly as practicable after such filing. Parent shall use commercially reasonable efforts to cause the S-3 to continue to be effective until the earlier to occur of (i) the second anniversary of the Closing and (ii) the date that all Share Recipients have either disposed of or have the ability to dispose of all their Registrable Securities within a single three (3) month period pursuant to Rule 144 of the 1933 Act (“S-3 Effective Period”), and, during such period, to cause the registration statement and the prospectus contained therein to be updated as reasonably deemed necessary by Parent to enable the Share Recipients to resell the Registrable Securities.

1.8.2    Suspension of Prospectus.    Upon receipt of any notice (a “Suspension Notice”) from Parent of the happening of any event which makes any statement made in the S-3 or related prospectus untrue or which requires the making of any changes in such S-3 or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, each Share Recipient shall forthwith discontinue disposition of shares pursuant to such S-3 until such Share Recipient’s receipt of the copies of the supplemented or amended prospectus (which Parent shall use commercially reasonable efforts to prepare and distribute promptly) or until it is advised in writing (the “Advice”) by Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. Notwithstanding the foregoing, Parent may not, without the consent of the holders of a majority of the Registrable Securities then outstanding, deliver a Suspension Notice for more than four 45-day periods during any one calendar year.

1.8.3    Indemnification.    Any Share Recipient selling stock registered under the S-3 shall indemnify Parent, its officers and directors, each underwriter and selling broker, if any, and each person, if any, who controls Parent, against liability (including liability under the 1933 Act and the Securities and Exchange Act of 1934 (“1934 Act”)) arising by reason of any statement contained in the S-3, that such Share Recipient provided to Parent in writing explicitly for use in the S-3, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in the S-3, in the circumstances in which they are made, not be misleading. Parent shall indemnify each Share Recipient selling stock registered under the S-3, each underwriter, selling broker, officer, director, partner, member, and stockholder of and person who controls each Share Recipient, if any, against liability (including liability under the 1933 and 1934 Acts) arising by reason of any statement (other than a statement provided by any Share Recipient as described above) in or incorporated by reference in the S-3 being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in or incorporated by reference in the S-3, in the circumstances in which they are made, not be misleading. In addition, Parent shall indemnify each Share Recipient selling stock registered under the S-3 each underwriter, selling broker, officer, director, partner, member, and stockholder of and person who controls each Share Recipient, if any, against liability arising by reason of any violation by Parent of the 1933 Act or the 1934 Act or any rule or regulation promulgated thereunder applicable to Parent, or any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to Parent, relating to any action or inaction required of Parent in connection with the S-3.

Each party entitled to indemnification under this Section 1.8.3 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense, and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.8.3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action (and then only to the extent of such prejudice). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Any Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any claim or litigation brought against such Indemnified Party.

If the indemnification provided for in this Section 1.8.3 is for any reason not available to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as will as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or the alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The liability of a Share Recipient under this Section 1.8.3 shall not exceed the proceeds from the offering received by such Share Recipient, prior to deduction of any commissions, transfer taxes or other selling expenses incurred with respect to such sale.

1.8.4    Termination of Obligations.    The obligations of Parent pursuant to this Section 1.8 shall expire on the earlier of (i) the sale or other disposition of all of the Registrable Securities (including Parent Common Shares released pursuant to the Escrow Agreement) or (ii) the termination of the S-3 Effective Period.

1.9    Tax-Free Reorganization.    The Merger is intended to be a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Company.    Except as disclosed in the disclosure schedule attached hereto referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), Company represents and warrants to Parent as of the date hereof as follows:

2.1.1    Organization, Standing and Power.    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, “Business Condition” with respect to any entity shall mean the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity or entities including Subsidiaries taken as a whole. Company has no Subsidiaries. In this Agreement, a “Subsidiary” of any corporation or other entity means a corporation, partnership, limited liability company or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests which are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity and “prospects” shall mean events, conditions, facts or developments which are known to Company and which in the reasonable course of events are expected to have a material effect on future operations of the business as presently conducted by Company. References to Company shall include all Subsidiaries of Company unless the context specifically indicates otherwise. Company has delivered or made available to Parent complete and correct copies of the articles, bylaws, and/or other primary charter and organizational documents (“Charter Documents”) of Company, in each case, as amended to the date hereof. The minute books and/or stock records of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Company and its Board of Directors, and all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock. The Company Disclosure Schedule contains a complete and correct list of the officers and directors of Company.

2.1.2    Capital Structure.

(a)    The authorized capital stock of Company consists of (i) 22,000,000 shares of Company Common Stock, par value $0.001 per share, (“Company Common Shares”) of which as of the date hereof 2,019,918 shares are issued and outstanding and (ii) 14,527,210 shares of preferred stock, par value $0.001 per share (“Company Preferred Shares”) of which (A) 14,527,210 shares have been designated Series A-1 Preferred stock (“Series A-1 Preferred”) of which 5,286,641 shares are outstanding. For purposes of this Agreement, the Company Common Shares and the Series A-1 Preferred shall collectively be referred to as the “Company Shares.” As of the date hereof, 542,867 Company Common Shares are reserved for issuance upon the exercise of outstanding Company options pursuant to Company’s 2001 Stock Incentive Plan and 30 Company Common Shares are reserved for issuance under the Company’s 1997 Incentive Stock Plan (the 2001 Stock Incentive Plan and the 1997 Incentive Stock Plan being the “Company Option Plans”) and an additional 1,847 Company Common Shares are reserved for issuance upon exercise of outstanding warrants. There are no outstanding equity securities of the Company nor any outstanding options, warrants and other securities convertible into, or exchangeable for equity securities of the Company other than the Company Shares and options and warrants set forth on Schedule 2.1.2, and no Company Shares are held by Company in its treasury.

(b)    All outstanding Company Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Company is a party or by which Company may be bound. There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Company to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter (“Company Voting Debt”) or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

2.1.3    Authority.    The execution, delivery, and performance of this Agreement by Company has been duly authorized by all necessary corporate action of the Board of Directors of Company. Certified copies of the resolutions adopted by the Board of Directors of Company approving this Agreement and the Merger have been, or at the Closing will be, provided to Parent. Company has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

2.1.4    Compliance with Laws and Other Instruments.    Company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities, (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold, or have held, would not have, or have had, a material adverse effect on Company’s Business Condition. There are no violations or claimed violations known by Company of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Neither the execution and delivery of this Agreement by Company nor the performance by Company of its obligations under this Agreement will, in any material respect, violate any provision of laws or will conflict with, result in the material breach of any of the terms or conditions of, constitute a material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties, assets of Company, or Company Shares pursuant to, any of the Charter Documents or any material agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which Company is a party or by which Company or any of its assets is bound or affected. No consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively “Consents”) by any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for the filing of the appropriate Merger Documents with the Secretary of State of Delaware and except for such other Consents, which if not obtained or made would not have a material adverse effect on Company’s Business Condition.

2.1.5    Technology and Intellectual Property Rights.

(a)    The “Company Intellectual Property” consists of the following:

(i)    all patents, trademarks, trade names, service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by Company;

(ii)    all goodwill associated with trademarks, trade names service marks and trade dress owned by Company;

(iii)    all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein owned by Company;

(iv)    all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by Company;

(v)    all other tangible or intangible proprietary information and materials owned by Company; and

(vi)    all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

that are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clauses (i) to (v) above is referred to herein as “Company Owned Intellectual Property” and Company Intellectual Property described in clause (vi) above is referred to herein as “Company Licensed Intellectual Property”. Unless otherwise noted, all references to “Company Intellectual Property” shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(b)    The Company Disclosure Schedule lists: (i) all patents, registered copyrights, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all material hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Company; (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any other person is authorized to have access to or use the Company Owned Intellectual Property or exercise any other right with regard thereto; (iv) all Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off the shelf,” commercially available, third party products used by the Company); and (v) any obligations of exclusivity, noncompetition, nonsolicitation, or first negotiation with respect to Company Intellectual Property to which Company is subject under any agreement that does not fall within the ambit of (iii) or (iv) above.

(c)    The Company Intellectual Property consists solely of items and rights that are either: (i) owned by Company, (ii) in the public domain (provided that no rights under open source, GNU or similar type licenses are held or used by the Company), or (iii) rightfully used and authorized for use by Company and its successors pursuant to a valid license or other agreement. Company has all rights in the Company Intellectual Property reasonably necessary to carry out Company’s current and anticipated future activities and has or had all rights in the Company Intellectual Property reasonably necessary to carry out Company’s former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Owned Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(d)    Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which Company is a party or otherwise bound. Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property.

(e)    The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by Company and its Licensees or any other authorized exercise of rights in or to the Company Owned Intellectual Property by Company or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the authorized use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Licensed Intellectual Property by Company or its licensees or any other authorized exercise of rights in or to the Company Licensed Intellectual Property by Company or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or are threatened by any person nor are there any valid grounds for any bona fide claim of any such kind. To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

(f)    No parties other than Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

(g)    The Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property other than employees of Company whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company. Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Company and has provided or made available true and complete copies of such assignments or licenses to Parent.

(h)    The Company Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to Company Owned Intellectual Property or to which Company is a party as to Company Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements.

2.1.6    Financial Statements.    Company has delivered to Parent (i) an unaudited balance sheet dated as of June 30, 2003 together with an unaudited statement of operations and cash flows for the year ended June 30, 2003, and (ii) an unaudited balance sheet as of July 31, 2003 (such materials referred to in (i), (ii) and (iii) are collectively referred to as the “Financial Statements”). Such Financial Statements: (i) are in accordance with the books and records of Company, (ii) present fairly, in all material respects, the financial position of Company as of the date indicated and the results of its operations for each of the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (except that they do not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in magnitude). There are no material off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for either in the Financial Statements or the Company Disclosure Schedule. The liabilities of Company were incurred in the ordinary course of Company’s business except as otherwise indicated in the Company Disclosure Schedule. Attached hereto as Schedule 2.1.6 is a pro forma balance sheet for the Company as of the Closing Date (the “Pro Forma Closing Balance Sheet”) that has been prepared on a basis consistent with the Financial Statements. Each of the liability line items set forth in the Pro Forma Closing Balance Sheet presents the Company’s good faith estimates of each of the projected amount of such liability as of September 3, 2003 (including, for contested amounts, the projected amount to be paid or payable pursuant to a final judgment or settlement).

2.1.7    Taxes.    Neither Company nor any of its predecessors in interest, failed to timely file any federal, state, local and foreign tax returns, reports and information statements (collectively, “Returns”) required to be filed by it, which Returns are correct and complete in all material respects, or failed to timely pay all taxes required to be paid as shown on such Returns. Company has fully accrued on the Financial Statements all of its unpaid taxes in respect of all periods through the date of such Financial Statements in accordance with generally accepted accounting principles. No deficiencies or adjustments for any tax have been claimed, proposed or assessed, or threatened of which the Company has received notice or to the best knowledge of the Company. No claim has been made by an authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction of which the Company has received notice or to the best knowledge of the Company. Company has not been subject to tax audit or examination and is not subject to any pending or threatened tax audit or examination and Company has not waived any statute of limitation with respect to the assessment of any tax which waiver remains in effect. For the purposes of this Agreement, the terms “tax” and “taxes” shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other similar governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. Company has provided or made available to Parent true and correct copies of all Returns, information, statements, reports, work papers and other tax data reasonably requested by Parent. No consent or agreement has been made under Section 341 of the Code by or on behalf of Company or any predecessor thereof.

There are no liens for taxes upon the assets of Company except for taxes that are not yet due and payable. Company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any taxes required to be withheld from any other person, and has timely paid all such amounts withheld to the proper taxing authority.

Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method; nor does Company have any knowledge that the IRS (or other taxing authority) has proposed; or is considering, any such change in accounting method. Company is not a party to any agreement, contract, or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law. Company does not have and has not had a “permanent establishment” (as defined in any applicable tax treaty) in any country other than the United States. None of the assets of Company is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of Company secures any debt the interest on which is tax exempt under Section 103 of the Code. Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Company is not a party to any agreement, contract or arrangement that would cause Company to hold less than “substantially all” of its assets (within the meaning of Section 368(a)(2)(E) of the Code) after the Merger.

2.1.8    Absence of Certain Changes and Events.    Since June 30, 2003, there has not been:

(a)    Any transaction involving more than $15,000 entered into by Company other than in the ordinary course of business; any change (or any development or combination of developments of which Company has knowledge which is reasonably likely to result in such a change) in Company’s Business Condition, other than changes in the ordinary course of business which in the aggregate have not been materially adverse to Company’s Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Company due to fire or other casualty, or any other loss, whether or not insured, amounting to more than $15,000 in the aggregate;

(b)    Any declaration, payment, or setting aside of any dividend or other distribution to or for the holders of any Company Shares;

(c)    Any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract having or likely to have a material adverse effect on Company’s Business Condition;

(d)    Any discharge or satisfaction by Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet included in the Financial Statements as of June 30, 2003, in the ordinary course of business; or

(e)    Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company.

2.1.9    Real Property.    Neither Company nor any predecessor in interest of Company has ever (a) been party to any real property leases or subleases or (b) held any other interest in real property.

2.1.10    Personal Property.    Company has good and valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise (but excluding Company Intellectual Property), reflected on the balance sheet included in the Financial Statements or used in Company’s business as of the date of such balance sheet even if not reflected thereon, except for acquisitions and dispositions since June 30, 2003 in the ordinary course of business. Company owns no computer equipment or other personal property having a book value of $5,000 or more, which are used by Company in the conduct of its business. All such equipment and property are in operating condition and fit for their intended use.

2.1.11    Certain Transactions.    None of the directors, officers, or stockholders of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Company’s officers or directors has any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of Company, or any supplier, distributor or customer of Company, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

2.1.12    Litigation and Other Proceedings.    Neither Company nor any of its officers, directors, or, employees is a party to any pending or to the knowledge of the Company, threatened action, proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Company which individually or in the aggregate would be materially adverse to Company. Company is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Company’s Business Condition.

2.1.13    No Defaults.    Company is not, nor has Company received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of Company or any comparable governing instrument of Company; (ii) any judgment, decree or order applicable to Company; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Company.

2.1.14    Major Contracts.    Company is not a party to or subject to:

(a)    Any union contract, or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee;

(b)    Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, or the like;

(c)    Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

(d)    Any OEM agreement, distribution agreement, volume purchase agreement, corporate end user sales or service agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract $25,000 or pursuant to which Company has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, reproduction, publishing or distribution rights related to any product, group of products or territory;

(e)    Any lease for real or personal property in which the amount of payments which Company is required to make on an annual basis exceeds $10,000;

(f)    Any material agreement, license, franchise, permit, indenture or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the Closing of the Merger, or the consummation of the transactions contemplated hereby or thereby;

(g)    Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $15,000 or more;

(h)    Any material license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users in the ordinary course of business consistent with prior practice); or

(i)    Any contract containing covenants purporting to limit Company’s freedom to compete in any line of business in any geographic area.

All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Company Disclosure Schedule pursuant to this Section 2.1.14 are valid and in full force and effect and Company has not, nor has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

2.1.15    Material Relations.    As of the date of this Agreement, none of the parties to any of the major contracts identified in the Company Disclosure Schedule pursuant to Section 2.1.15 have terminated, or expressed to the Company an intent to materially reduce or terminate the amount of its business with Company in the future.

2.1.16    Insurance and Banking Facilities.    The Company Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Company in force at the date of this Agreement (including name of insurer or indemnitor) and (ii) the names and locations of all banks in which Company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Company with respect to any such contracts of insurance or indemnity have been paid, and Company does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

2.1.17    Employees.    Company is not a party to any pending, or threatened, labor dispute. Company has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to employment, labor and personal services, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending from any current or former employee or any other person arising out of Company’s status as employer or contractor, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge or otherwise. All employees of Company are employed at will and may be terminated by Company at any time and for any reason, and such termination will create no contractual or other right to salary or compensation after the effective time of such termination. Company does not have any written contract of employment or other agreement with any of person providing services to Company that is not terminable at will by Company without further monetary or other liability. The Company has the right unilaterally to change or eliminate all compensation, benefits and personnel policies applicable to employees. Company is in full compliance with and has not violated the terms and provisions of any applicable United States or other foreign country central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation pertaining to immigration and the hiring of non-citizens. Company has not been the subject of any inspection or investigation relating to its compliance with or violation of immigration laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with such laws, nor is any such proceeding, pending or threatened. At or before closing Company shall have a valid Form I-9 (Employment Eligibility Verification Form) for each Company employee and all other records, documents or other papers that are required under applicable law. Company is not a party to or subject to any (a) union contract, collective bargaining agreement or any employment contract or arrangement (other than “at-will” employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, contractor or employee; or (b) plan or contract or arrangement, written or oral, providing for contractual or discretionary bonuses, pensions, deferred compensation, retirement or redundancy payments, profit-sharing, or the like.

2.1.18    Employee Benefit Plans.    Each employee benefit plan (“Plan”) covering active, former, or retired employees of Company is listed in the Company Disclosure Schedule. Company has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract, and the annual reports (Form 5500) filed with the IRS with respect to the three most recent plan years. To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the Code. Any Plan intended to be qualified under Section 401(a) of the Code either is the subject of a favorable determination, opinion, notification or advisory letter from the IRS as to its qualified status under the Code or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain such a letter from the IRS, and nothing has occurred since the issuance of the most recent favorable determination letter issued by the IRS with respect to any such Plan that could reasonably be expected to cause the loss of the tax-qualified status of such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the Code. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, for which an exemption is not available, has occurred with respect to any Plan. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. There are no pending or anticipated (by Company) claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit, action, or other litigation has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions (other than customary advance notice requirements) on the rights of Company to amend or terminate any Plan without incurring any material liability thereunder. Company has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069. There have been no amendments to, written interpretations of, or announcements (whether or not written) by Company relating to, or changes in employee participation or coverage under, any Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to such Plan for the most recent fiscal year included in the Financial Statements. The Company does not have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Company other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Company has administered the Company Option Plan(s) and other executive compensation Plans in a manner which will not result in a compensation charge against earnings or the loss of deductions for federal and state income tax purposes.

2.1.19    Certain Agreements.    Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Company (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Company under any Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.1.20    Guarantees and Suretyships.    Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters), Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

2.1.21    Brokers and Finders.    Company has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

2.1.22    Certain Payments.    Neither Company nor any stockholders of Company or any other person or entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company, (iv) created or used any “off-book” bank or cash account or “slush fund”, or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

2.1.23    Disclosure.    Neither the representations or warranties made by Company in this Agreement, nor the Company Disclosure Schedule or any other certificate executed and delivered by Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

2.1.24    Reliance.    The foregoing representations and warranties are made by Company with the knowledge and expectation that Parent and Sub are placing reliance thereon.

2.2    Representations and Warranties of Parent and Sub.    Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Parent to Company simultaneous with the execution of this Agreement and is attached hereto (the “Parent Disclosure Schedule”), Parent and Sub represent and warrant to Company as follows:

2.2.1    Organization, Standing and Power.    Parent is a corporation duly organized, validly existing and in good standing under the laws of Washington and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent.

2.2.2    Authority.    The execution, delivery, and performance of this Agreement by Parent and Sub has been duly authorized by all necessary corporate action of Parent and Sub. Each of Parent and Sub has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of each of Parent and Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may therefor be brought.

2.2.3    Compliance with Laws and Other Instruments.    Neither the execution and delivery of this Agreement by Parent or Sub nor the performance by Parent or Sub of its obligations under this Agreement will violate any provision of law or will conflict with, result in the breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, or encumbrance or restriction upon any of the properties, assets, or shares of capital stock of Parent or Sub pursuant to any charter document of Parent or Sub or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Parent or Sub is a party or by which Parent or any of their assets are bound or affected. No Consent of any Governmental Entity or third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated hereby or thereby, except for the filing of the Merger Documents with the Secretary of State of Delaware, and such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on Parent’s Business Condition.

2.2.4    Financial Statements and SEC Documents.    All documents filed with the Commission by Parent (including without limitation Parent’s Registration Statement on Form S-1 with respect to its initial public offering, as declared effective by the Commission, and Parent’s other reports or registration statements filed by it under the 1933 Act, or under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, in the form filed with the Commission (collectively the “SEC Documents”), as of the date filed, (a) complied in all material respects as to form and timing with the applicable requirements under the 1933 Act or the 1934 Act and the rules and regulations thereunder, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Commission, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments) and fairly present the financial position of Parent as and at the date thereof and the results of its operations and cash flows for the periods then ended. Since June 30, 2003, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent, liquidated or unliquidated, known or unknown) except liabilities, obligations and contingencies (a) which are reflected in the consolidated balance sheet of Parent at June 30, 2003, or (b) which (i) were incurred in the ordinary course of business since June 30, 2003 and consistent with past practices, (ii) are disclosed in the SEC Documents filed since June 30, 2003 or (iii) would not individually or in the aggregate have a material adverse effect on Parent. Since June 30, 2003, except as described in any SEC Documents, there has been no change in any of the significant accounting policies, practices or procedures of Parent except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Board or changes in applicable laws. The description of the Parent Common Shares included in the SEC Documents are, as of the time made, accurate and complete and contain no material misstatement or omit to state any fact necessary to make the statements therein not misleading. Since June 30, 2003, Parent has timely filed all documents required to be filed with the Commission pursuant to the 1934 Act. There are no “legal proceedings,” as defined in Item 103 of Regulation S-K, to which Parent or any of its subsidiaries is a party which are required to be disclosed in the SEC Documents and have not been so disclosed.

2.2.5    Capital Shares.    The Parent Common Shares issuable upon the Merger will be, at the time of Closing, duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the Merger Documents will be validly issued in compliance with all applicable securities laws, fully paid, nonassessable and not subject to any preemptive rights. The authorized, issued and outstanding capital shares of Parent are as set forth in the SEC Documents as of the dates of the financial statements or other information included in the SEC Documents. Since June 30, 2003, there has been no material change to the issued and outstanding capital shares of Parent other than the issuances of shares of Parent common stock under Parent’s Employee Stock Purchase Plan and Stock Option Plan.

2.2.6    Disclosure.    Neither the representations or warranties made by Parent or Sub in this Agreement, nor the final Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, nor the SEC Documents when taken together, contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

2.2.7    Brokers or Finders.    Parent and Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Parent or Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against Company or its stockholders.

2.2.8    Reliance.    The foregoing representations and warranties are made by Parent and Sub with the knowledge and expectation that Company is and the Share Recipients are placing reliance thereon.

ARTICLE III

COVENANTS OF COMPANY

During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Company agrees (except as expressly contemplated by this Agreement, as specifically permitted by the Company Disclosure Schedule or otherwise permitted by Parent’s prior written consent, which consent will not be unreasonably withheld or delayed):

3.1    Conduct of Business.

3.1.1    Ordinary Course.    Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers, consultants, and employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Company shall consult with Parent regarding its business activities during the term of this Agreement. Company shall promptly notify Parent of any event or occurrence or emergency which is not in the ordinary course of business of Company and which is material and adverse to Company’s Business Condition. The foregoing notwithstanding, Company shall not, except as approved in writing by Parent (which approval shall not be unreasonably withheld or delayed):

(a)    enter into any commitment or transaction (i) to be performed over a period longer than six months in duration, or (ii) to purchase assets (other than raw materials, supplies, or cash equivalents) for an aggregate purchase price in excess of $5,000;

(b)    grant any bonus, severance, or termination pay to any officer, director, independent contractor or employee of Company;

(c)    enter into or amend any agreements pursuant to which any other party is granted marketing, publishing or distribution rights of any type or scope with respect to any hardware or software products of Company;

(d)    except in the ordinary course of business consistent with prior practice, enter into or terminate any material contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures authorizations, instruments or commitments, or amend or otherwise change the terms thereof;

(e)    commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company’s business, provided Company consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement;

(f)    materially modify existing discounts or other terms and conditions with dealers, distributors and other resellers of Company’s products;

(g)    materially modify the terms and conditions of existing corporate end user licenses or service agreements or enter into new corporate end user licenses or service agreements except in the case of agreements presently being negotiated where such agreements do not require the Company to provide hosted services for more than six months;

(h)    accelerate the vesting or otherwise modify any Company Option, restricted stock, or other outstanding rights or other securities;

(i)    distribute or sell any asset or other valuable right of the Company to any Company Stockholder, director, employee or consultant; or

(j)    issue any equity security of the Company (other than pursuant to the exercise of options and warrants set forth on Schedule 2.1.2) or grant any option, warrant and other security convertible into, or exchangeable for equity securities of the Company.

3.1.2    Dividends, Issuance of or Changes in Securities.    Company shall not: (i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Company to issue any such shares, Company Voting Debt or other convertible securities except as any of the foregoing is required by outstanding Company Options or Company Preferred Shares, (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or (v) propose any of the foregoing.

3.1.3    Charter Documents.    Company shall not amend its Charter Documents.

3.1.4    No Acquisitions.    Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to make any such acquisition.

3.1.5    No Dispositions.    Company shall not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business consistent with prior practice.

3.1.6    Indebtedness.    Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

3.1.7    Compensation.    Company shall not adopt or amend any Plan or pay any pension or retirement allowance not required by any existing Plan. Company shall not enter into or modify any employment contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries and other remuneration for which Company is obligated pursuant to a written agreement a copy of which has been provided or made available to Parent.

3.1.8    Claims.    Company shall not settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice.

3.2    Access to Properties and Records.    Throughout the period between the date of this Agreement and the earliest of the Closing or the termination of this Agreement, Company shall give Parent and its representatives full access, during reasonable business hours but in such a manner as not unduly to disrupt the business of Company, to its premises, properties, contracts, commitments, books, records, and affairs, and shall provide Parent with such financial, technical, and operating data and other information pertaining to its business as Parent may reasonably request. With Company’s prior consent, which shall not be unreasonably withheld or delayed, Parent shall be entitled to make appropriate inquiries of third parties in the course of its investigation. All information disclosed by Company to Parent shall be subject to the terms of the Mutual Non-Disclosure Agreement dated as of March 30, 2003 entered into between Parent and the Company (the “Confidentiality Agreement”).

3.3    Breach of Representations and Warranties.    Except as specifically permitted by this Agreement, Company will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.1 or that would cause any of such representations and warranties to be inaccurate in any material respect, in each case as of the date hereof and as of the Closing Date. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Company will give detailed notice thereof to Parent and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

3.4    Consents.    Company will promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the Merger.

3.5    Tax Returns.    Company shall promptly provide Parent with copies of all Returns that are filed on or after the date hereof and prior to the Closing Date. Company shall properly and timely file all Returns with respect to Company required to be filed prior to the Closing Date (taking into account any extension of time to file granted with respect thereof) and shall pay all taxes required to be paid prior to the Closing Date. All such Returns shall be prepared consistent with past practice to the extent consistent with applicable law, and all such income tax Returns shall be subject to the approval of Parent, which shall not be unreasonably withheld or delayed. Company shall (i) notify Parent promptly if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Parent a copy of any written materials received from the taxing authority and any related Company information reasonably requested by Primus in connection therewith), and (iii) take no action with respect to such matter without the consent of Parent, which consent shall not be unreasonably withheld or delayed. Company shall not (x) make or revoke any tax election which may adversely affect Company, (y) execute any waiver of restrictions on assessment of any tax, or (z) enter into any agreement or settlement with any taxing authority with respect to any tax, each without the approval of Parent which shall not be unreasonably withheld or delayed.

3.6    Preparation of Disclosure and Solicitation Materials.    As promptly as practicable after the execution of this Agreement, Company will promptly submit to its stockholders, information and documents relating to Company, its business or operations, Parent, its business or operations, the terms of the Merger and this Agreement. Company will not provide or publish to its stockholders any material concerning it or its affiliates that violates the DGCL, the 1933 Act or the 1934 Act with respect to the transactions contemplated hereby.

3.7    Exclusivity; Acquisition Proposals.    Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, Company shall not (and each shall use its commercially reasonable efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Parent or its representatives concerning Company’s business or properties or afford to any person other than Parent or its representatives or entity access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information (and then only after giving prior notice to Parent), (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger; provided, however, that if, at any time prior to the approval of the Merger by the stockholders of the Company, the Board of Directors of Company determines in good faith, based on the written advice of outside counsel a copy of which is delivered to Parent, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Company’s stockholders under applicable law, the Company, in response to a written proposal with respect to an Acquisition Transaction that was (a) unsolicited or that did not otherwise result from a breach of this Section 3.7, and (b) is reasonably likely to lead to a Superior Proposal (as defined below), may (I) furnish non-public information with respect to Company to the person who made such written proposal with respect to an Acquisition and (II) participate in negotiations regarding such written proposal with respect to an Acquisition Transaction. For purposes hereof, a “Superior Proposal” shall mean a proposal with respect to an Acquisition Transaction that the Board of Directors of Company, in good faith, based on the advice of outside legal counsel, determines to be more favorable than the Parent’s offer. Company will notify Parent immediately if it is contacted by any third party with respect to an Acquisition Transaction and provide Parent with reasonably detailed information regarding such proposal, except if Company is prohibited from doing so under the terms of a non-disclosure agreement to which the Company is a party as of the date of this Agreement and which is listed on the Company Disclosure Schedule.

3.8    401(k) Plan.    The Company shall terminate the Broad Daylight, Inc. 401(k) Plan prior to Closing in a manner that maintains the qualified status of the plan.

3.9    Notice of Events.    Throughout the period between the date of this Agreement and the Closing, Company shall promptly advise Parent of any and all material events and developments concerning its financial position, results of operations, assets, liabilities, or business or any of the items or matters concerning Company covered by the representations, warranties, and covenants of Company contained in this Agreement.

3.10    Stockholder Approval.    Unless this Agreement is terminated in accordance with its terms, the Board of Directors of Company shall unanimously recommend to the Stockholders that the Stockholders vote in favor of the adoption of this Agreement and the Merger and the Board of Directors and officers of Company shall use their reasonable best efforts to obtain such Stockholders’ approval. Regardless of whether the Board of Directors of Company recommends or withdraws its recommendation to the Stockholders that the Stockholders vote in favor of the adoption of this Agreement and the Merger, unless this Agreement is terminated in accordance with Article VII hereof, Company and its Board of Directors shall take all action necessary and in accordance with DGCL and its Charter Documents to convene a meeting of Company’s stockholders to consider adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable.

3.11    Commercially Reasonable Efforts.    Company will use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

3.12    Final Closing Date Balance Sheet.    Prior to Closing, the Company will prepare and cause to be attached to this Agreement as Schedule 3.12 a final balance sheet for the Company as of the Closing Date (the “Final Closing Balance Sheet”). The Final Closing Balance Sheet will be reasonably acceptable to Parent and shall be prepared by Company on a basis consistent with the Financial Statements and the Pro Forma Closing Date Balance Sheet. Each of the liability line items set forth in the Final Closing Balance Sheet will present as of the Closing Date, in a materially accurate manner the actual amount of such liability (including, for contested amounts, the final amount paid or payable pursuant to a final judgment or settlement). The Company represents that there will be no material off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for either in the Final Closing Balance Sheet or the Company Disclosure Schedule.

3.13    Parachute Payments.    The Company will submit to all of its stockholders the material facts concerning all payments which Parent reasonably believes in the absence of stockholder approval would be “parachute payments” as defined in Code Section 280G(b)(2) (“Parachute Payments”), in form and substance reasonably satisfactory to Parent and its counsel, which shall satisfy all applicable state or foreign law and Code Section 280G(b)(5)(B) of the Code and the regulations thereunder. The Company’s Board of Directors shall recommend approval of the Parachute Payments, if applicable.

3.14    Disposition of Assets.    Company shall not enter into any agreement, contract or arrangement that would cause Company to hold less than “substantially all” of its assets within the meaning of Section 368(a)(2)(E) of the Code).

3.15    Investment Agreements.    Company shall use commercially reasonable efforts to cause all Share Recipients to enter into Investment Agreements in the form attached as Exhibit 3.15 (the “Investment Agreements”) and such other documents as may be reasonably required by Parent to determine such holder’s qualification as an “accredited investor,” as that term is defined in Rule 501 under the Securities Act of 1933, as amended. Such Investment Agreements shall include, in addition to customary representations and warranties and restrictions for compliance with securities laws, and provisions prohibiting each Share Recipient from transferring or encumbering Parent Common Shares on the following schedule: No Parent Common Shares may be transferred or encumbered at the time of receipt; one-third (1/3rd) of the Parent Common Shares issued to each Share Recipient may be transferred or encumbered following the six (6) month anniversary of the Effective Time; one-third (1/3rd) of the Parent Common Shares issued to each Share Recipient may be transferred or encumbered following the nine (9) month anniversary of the Effective Time; and the balance of the Parent Common Shares issued to each Share Recipient may be transferred or encumbered following the twelve (12) month anniversary of the Effective Time.

3.16    Spreadsheet.    Not less than two days prior to the Closing, the Company shall deliver a spreadsheet (the “Spreadsheet”) which Spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, (a) all holders of Company Shares and their respective addresses on the stock transfer records of the Company, (b) the number of shares of Company Shares held by such persons (including whether such shares are Company Common Shares or Company Preferred Shares), and the respective certificate numbers, if applicable, (c) the date of acquisition of such shares, (d) the number of Parent Common Shares to which each holder of Series A-1 Preferred is entitled at the Effective Time and the number which shall be held in escrow pursuant to the Escrow Agreement, (e) the amount of Cash Consideration to which each holder of Company Common Shares is entitled; (f) all holders of In-the-Money Options and their respective addresses, the number of shares of Company Common Shares underlying each such In-the-Money Option, the grant date of each such In-the-Money Option, an indication, with respect to each such In-the-Money Option, of whether such In-the-Money Option is an incentive stock option or a non-qualified stock option, the per share exercise price for such In-the-Money Option, whether such holder has delivered an In-the-Money Option Acknowledgment, and the amount of Cash Consideration payable to such In-the-Money Option holders under Section 1.4.5; (g) all holders of Company Options, other than In-the-Money Options, and their respective addresses, the number of Company Common Shares underlying each such Company Option, the grant date of each such Company Option, and the per share exercise price for such Company Option; and (h) such other information relevant thereto or which Parent or its transfer or exchange agent may reasonably request.

3.17    Employment Matters.    The Company shall use commercially reasonable efforts to cause each of the employees identified on Schedule 3.17 to execute and deliver to Parent an offer letter and the documents and agreements attached thereto, including the Employee Proprietary Information and Inventions Agreement and the General Release Agreement, in the forms attached as Exhibit 3.17 (collectively, the “Offer Letter Documents”), and shall promptly inform Parent if any such employee shall have taken any action or expressed to the officers or directors of Company any intent to terminate or modify any such Offer Letter Documents.

3.18    Escrow Agreements.    The Company shall use commercially reasonable efforts to cause each of the Share Recipients to execute and deliver to Parent an Escrow Agreement.

ARTICLE IV

COVENANTS OF PARENT

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), each of Parent and Sub agrees (except as expressly contemplated by this Agreement or with Company’s prior written consent):

4.1    Breach of Representations and Warranties.    Neither Parent nor Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 2.2 or which would cause any of such representations and warranties to be inaccurate in any material respect, in each case as of the date hereof and as of the Closing Date. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to Company and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

4.2    Regulation D.    Parent shall provide Company and its stockholders with the information relating to Parent as required by Rule 502(b) of Regulation D and the information relating to Parent referred to in Section 3.6. In addition, Parent will use all commercially reasonable efforts to assist the Company in submitting to the Company’s stockholders, information and documents relating to Parent, its business and operations. If at any time prior to the Effective Time any event relating to or affecting Parent shall occur as a result of which it is necessary to supplement or amend such information or documents in order to make such information or documents not misleading in light of the circumstances existing at the time approval of the stockholders of Company is sought, Parent will forthwith prepare and distribute an amendment or supplement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.3    Consents.    Each of Parent and Sub will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

4.4    Efforts.    Each of Parent and Sub will use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

In addition to the foregoing, Parent, Sub and Company each agree to take the following actions after the Closing.

5.1    Form 8-K.    The Company and its officers prior to the Merger agree to assist Parent, its auditors and counsel, after the Closing, in the preparation of a Form 8-K disclosing the transactions contemplated by this Agreement.

5.2    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; and, the Share Recipients (and not the Company) shall bear the negotiating, corporate governance and related closing fees and expenses of third party accountants and counsel to the Company in excess of $125,000 which were incurred in connection with this Agreement and the transactions contemplated hereby from the date of the term sheet relating to this Agreement and such transactions. Any such fees and expenses in excess of $125,000 shall be a charge against the Escrow Shares as an Indemnifiable Amount under Article VII.

5.3    Additional Agreements.    In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Company, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

5.4    Public Announcements.    Neither Parent nor the Company shall disseminate (and Company shall use all reasonable efforts to ensure that its stockholders do not) any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys and accountants of the parties hereto, or except as Parent determines in good faith to be required by the federal securities laws after consultation with Company) without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed. It is anticipated that a mutually acceptable joint press release shall be issued promptly after the execution of this Agreement.

5.5    Tax-Free Reorganization.    Neither Parent, Surviving Corporation nor Company shall take any action, either prior to or following the Closing, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368 of the Code. Parent agrees that it shall and shall cause the Surviving Corporation to file any tax returns, reports or information returns consistent with treating the Merger as a reorganization within the meaning of Section 368 of the Code.

5.6    Tax Returns.    Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Returns for Company which are filed after the Closing Date in a timely manner.

5.7    Certain Taxes.    Each of the Company’s stockholders, by virtue of the acceptance of the consideration payable under Article I hereof, agree that all transfer, documentary, sales, use, value added, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the Company’s stockholders when due, and the Company’s stockholders shall, at their own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Company will join in the execution of any such Returns and other documentation.

ARTICLE VI

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger and to consummate the actions required to be performed by it in connection with the Closing shall be subject to the satisfaction prior to the Closing Date of the following conditions:

6.1.1    Governmental Approvals.    Other than the filing of the Merger Documents with the Secretary of State of Delaware, all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or Company.

6.1.2    No Restraints.    No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

6.1.3    Company Stockholder Approval of Agreement and Merger.    This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the issued and outstanding Company Common Shares and the affirmative vote of the holders of a majority of the issued and outstanding Series A-1 Preferred.

6.2    Conditions of Obligations of Parent.    The obligation of Parent to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent:

6.2.1    Representations and Warranties of Company.    The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Parent shall have received a certificate signed by the President of Company to such effect on the Closing Date.

6.2.2    Performance of Obligations of Company.    Company shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Parent shall have received a certificate signed by the President of Company to such effect on the Closing Date.

6.2.3    Voting Agreements.    Stockholders holding a majority of the outstanding Company Common Shares and a two-thirds majority of the Company Preferred Shares entitled to vote on the Merger, shall have executed and delivered to Parent a counterpart signature page to the Voting Agreement (each, a “Voting Agreement”) in the form attached hereto as Exhibit 6.2.3, and no such stockholder shall have revoked or sought to rescind its Voting Agreement or its obligations thereunder.

6.2.4    Certain Agreements.    Each of the officers identified on Schedule 6.2.4 shall have executed and delivered to Parent a Separation Agreement and General Release of Claims in the form attached as Exhibit 6.2.4(a) (the “Separation Agreement”) and a Non-Competition Agreement in the form attached as Exhibit 6.2.4(b) (the “Non-Competition Agreements”), and no such officer shall have taken any action or expressed to the officers or directors of Company or Parent any intent to terminate or modify any such agreement.

6.2.5    Escrow Agreement.    Counterpart signature pages to the Escrow Agreement shall have been executed and duly delivered to Parent by the Company, the Holders’ Representative and the Escrow Agent.

6.2.6    Legal Action and Dissenters.    There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions; or (ii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the viability of such transactions. Holders of no more than 5% of the outstanding Company Shares shall have exercised dissenters rights under Section 262 or Chapter 13.

6.2.7    Opinion of Company Counsel.    Parent shall have received an opinion dated as of the Closing Date of Wilson Sonsini Goodrich & Rosati, counsel to Company, substantially in the form attached as Exhibit 6.2.7.

6.2.8    Approvals and Consents.    Parent shall have received duly executed copies of all third-party consents, approvals, assignments, waivers and authorizations set forth on Schedule 6.2.8 or other certificates contemplated by this Agreement or the Company Disclosure Schedule in form and substance reasonably satisfactory to Parent, except for such thereof as Parent and Company shall have agreed in writing shall not be obtained.

6.2.9    Termination of Rights and Certain Securities.    Any warrants, options, convertible securities or other rights to purchase or acquire any securities of Company and any registration rights, rights of refusal, rights to any liquidation preference or redemption rights relating to any security of Company shall have been terminated and waived as of the Closing. Officers of the Company that are party to a Change of Control Severance Agreement with the Company shall have executed and delivered to Parent a release and acknowledgement reasonably acceptable to Parent that no further amounts are due under such agreement other than the payments to be provided pursuant to the Separation Agreement and General Release of Claims.

6.2.10    Delivery of Spreadsheet.    The Company shall have delivered the Spreadsheet in accordance with Section 3.16.

6.3    Conditions of Obligation of Company.    The obligation of Company to effect the Merger and consummate the actions required to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions unless waived by Company:

6.3.1    Representations and Warranties of Parent and Sub.    The representations and warranties of each of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as otherwise contemplated by this Agreement. For purposes of affirming the accuracy of the representations and warranties of Parent made as of the Closing, the term “SEC Documents” shall be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by Parent with the Commission after the date of this Agreement and prior to Closing.

6.3.2    Performance of Obligations of Parent and Sub.    Each of the Parent and Sub shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, and Company shall have received certificates signed on behalf of Parent and Sub by an officer of Parent and Sub to such effect on the Closing Date.

6.3.3    Opinion of Parent’s Counsel.    Company shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, special counsel to Parent, substantially in the form attached as Exhibit 6.3.3.

6.3.4    Legal Action.    There shall not be overtly threatened or pending any action, proceeding or other application before any court or Government Entity brought by any person, entity or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from the Company as a result of the transactions contemplated by this Agreement, or (ii) seeking to prohibit or impose any limitations on Company’s ownership or operation of all or any portion of its business or assets, or to compel Company to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by this Agreement which if successful would have a material adverse effect on the viability of such business or assets; provided that Company shall automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

6.3.5    Consents.    The Company shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Schedule.

6.3.6    Escrow Agreement.    Counterpart signature pages to the Escrow Agreement shall have been executed and delivered to the Company by the Parent and the Escrow Agent.

ARTICLE VII

INDEMNIFICATION

7.1    Indemnification Relating to Agreement.

7.1.1    Indemnification of Parent.    Subject to Section 7.5, the Share Recipients (other than those holders of Eligible Dissenting Shares), by reason of the approval by the Company’s stockholders of the Merger and each Share Recipient’s acceptance of the consideration provided for in Section 1.4 hereof and by the execution of the Escrow Agreement which is a condition to receiving such consideration shall, severally but not jointly (it being understood that with respect to the Share Recipients, the term “severally” means that each Share Recipient’s total indemnification obligation shall be limited to such Share Recipient’s pro rata share of the indemnification obligations of the Share Recipients, with the understanding that such pro rata share shall be based upon the respective amount of consideration payable to such Share Recipient under Section 1.4 hereof), agree to defend, indemnify, and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Parent by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach, by Company or any Share Recipient of any representation or warranty made by it contained in this Agreement (as modified or supplemented by the Company Disclosure Schedule) or in any certificate or other document delivered to Parent pursuant to the provisions of this Agreement, (ii) the failure, partial or total, of Company or any Share Recipient to perform any agreement or covenant required or contemplated by this Agreement to be performed by it, or (iii) any payments made by Parent in respect of any Eligible Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; including any costs or other expenses (including reasonable attorneys’ fees) incurrent by Parent in connection with any action, proceeding or investigation) in respect of any Eligible Dissenting Shares. In the event that the Final Closing Balance Sheet Company provided by the Company to Parent pursuant to Section 3.12 reflects Net Liabilities of more than $652,000, the amount of any such excess shall be deemed to be an Indemnifiable Amount under this Section 7.1. For purposes hereof, “Net Liabilities” shall mean total liabilities less deferred revenue, current assets and tech royalties as reflected on the Closing Date Balance Sheet. The obligations of any Share Recipient to indemnify Parent shall be determined without regard to any right to indemnification to which any Share Recipient may have in his or her capacity as an officer, director, employee, agent or any other capacity of Company and no Share Recipient shall be entitled to any indemnification from Company or the Surviving Corporation for amounts paid hereunder. There shall be no right of contribution from Company or any successor to Company. Notwithstanding the foregoing, in no event shall there be multiple recovery for any Indemnifiable Amounts, and Parent shall not be entitled to recover from a Share Recipient to the extent that such Share Recipient has sought and received reimbursement for any Indemnifiable Amount under an insurance policy maintained by Company prior to the Closing.

7.1.2    Indemnification of Share Recipients.    Subject to Section 7.5, Parent and the Surviving Corporation each agrees to defend, indemnify, and hold each Share Recipient (other than those holders of Eligible Dissenting Shares) harmless from and against, and to reimburse such Share Recipient (other than those holders of Eligible Dissenting Shares) with respect to, any and all Indemnifiable Amounts of every nature whatsoever incurred by such Share Recipient by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than such Share Recipient) that if true, would constitute a breach, by Parent or Sub of any representation or warranty of Parent or Sub contained in this Agreement (as modified or supplemented by the Parent Disclosure Schedule) or in any certificate or other document delivered to Company pursuant to the provisions of this Agreement, (ii) the failure, partial or total, of Parent to perform any agreement or covenant required by this Agreement to be performed by Parent or Sub, or (iii) any action or omission by Parent, or Sub, or their stockholders, affiliates, agents or representatives relating to this Agreement. In no event shall the liability of the Parent or the Surviving Corporation to indemnify the Share Recipients under this Section 7.1.2 exceed the value of the Parent Common Stock issued in connection with the Merger valued on the Closing Date.

7.2    Third Party Claims.

7.2.1    Claims for which Parent is the Indemnified Party.    With respect to any claims or demands by third parties upon which Parent is entitled to indemnification hereunder, other than claims or demands covered by Section 7.3, whenever Parent shall have received a written notice that such a claim or demand has been asserted or threatened, Parent shall notify the Holders’ Representative of such claim or demand and of the facts within Parent’s knowledge that relate thereto within a reasonable time after receiving such written notice. The Holders’ Representative shall then have the right to contest, negotiate or settle any such claim or demand through counsel of their own selection, satisfactory to Parent and solely at their own cost, risk, and expense. Notwithstanding the preceding sentence, the Holders’ Representative shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. By way of illustration and not limitation it is understood that Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. Parent shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this Agreement. If the Holders’ Representative fails to give written notice to Parent of their intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Holders’ Representative that any such claim or demand has been made in writing and received by Parent, or if any such notice is given but any such claim or demand is not promptly contested by the Holders’ Representative, Parent shall have the right to satisfy and discharge the same by payment, compromise, or otherwise, in accordance with the procedures set forth in the Escrow Agreement.

7.2.2    Claims for which the Share Recipients are the Indemnified Parties.    With respect to any claims or demands by third parties upon which a Share Recipient is entitled to indemnification hereunder, whenever any Share Recipient shall have received a written notice that such a claim or demand has been asserted or threatened for which such Share Recipient is entitled to seek indemnification under Section 7.1.2, such Share Recipient shall notify Parent of such claim or demand and of the facts within such Share Recipient’s knowledge that relate thereto within a reasonable time after receiving such written notice. Parent shall then have the right to contest, negotiate or settle any such claim or demand through counsel of its own selection, and solely at its own cost, risk and expense.

7.3    Tax Contests.    Notwithstanding any of the foregoing, Parent shall have the sole right to conduct any tax audit or other tax contest (“Tax Contest”) relating to or which may affect a Parent Return; provided, however, that Parent shall not settle any Tax Contest or otherwise compromise any issue that affect or may affect the tax liability of Company without prior written consent of the Holders’ Representative, which consent shall not be unreasonably withheld or delayed. In the event an Indemnifiable Amount is reasonably expected to arise out of any such Tax Contest, Parent will notify the Holders’ Representative and allow him to comment on any written submissions relating to any Indemnifiable Amounts. Parent will consult in good faith with the Holders’ Representative regarding the conduct of any such Tax Contest. Each of the Company’s stockholders, by virtue of the acceptance of the consideration payable under Article I hereof, agrees to furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information and assistance relating to Company as is reasonably necessary for the preparation for any audit or Tax Contest and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.3.

7.4    Binding Effect.    The indemnification obligations of each of the Share Recipients, Parent and Sub contained in this Article VII are an integral part of this Agreement and Merger in the absence of which neither Parent nor Company would have entered into this Agreement.

7.5    Limitations.    The liability of the Share Recipients or Parent for any breach of representation, warranty or covenant or any claim, cause of action or right of any nature in connection with this Agreement (including without limitation any claims for indemnification with respect to Sections 7.1, 7.2 and 7.3 hereof) shall be subject to the following limitations:

7.5.1    Time Limit.    The provisions of this Article VII shall apply only to Indemnifiable Amounts which are incurred or relate to claims which are asserted or overtly threatened within one (1) year from the Closing Date; provided that the Holders’ Representative or Parent, as the case may be, shall have received notice of such claims on or prior to the first anniversary of the Closing; provided further that obligations of Share Recipients for Indemnifiable Amounts arising out of fraud or willful misstatements or willful omissions of Company will have no time limit.

7.5.2    Escrow.    The sum of all Indemnifiable Amounts to be paid by each Share Recipient shall be satisfied by, and the maximum amount of indemnification payments payable under this Article VII by such Share Recipient shall not exceed the consideration held by the Custodian pursuant to the Escrow Agreement on behalf of such Share Recipient, provided that the obligations of Share Recipients for Indemnifiable Amounts arising out of fraud or willful misstatements or willful omissions by Company shall not be subject to the foregoing limitation.

7.6    Other Remedies.    This Article VII shall set forth the sole and exclusive remedy and recourse of the parties for monetary damages arising from any claim, cause of action or right of any nature under this Agreement; provided, that nothing contained in this Article VII shall be in lieu of, or constitute a waiver of, any remedies in equity that any party may otherwise have for wrongful action by either of such parties. Notwithstanding anything herein to the contrary, the parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.7    Tax Consequences.    As stated in Sections 1.8 and 5.5, it is the intent of the parties that the Merger is intended to be a “reorganization” within the meaning of Section 368 of the Code, and no party shall take any position inconsistent with this interpretation. However no party or its counsel shall have any obligation, of indemnification or otherwise, in the event it is determined that the tax consequences differ from those intended other than as a result of a breach by any party of the covenant set forth in Section 5.5.

7.8    Holders’ Representative.    The Share Recipients hereby appoint Heidi Roizen as the Holders’ Representative for purposes of this Agreement and the Escrow Agreement, and Holders’ Representative hereby accepts the appointment as the Holders’ Representative. Parent shall be entitled to deal exclusively with the Holders’ Representative on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Share Recipient by the Holders’ Representative, and on any other action taken or purported to be taken on behalf of any Share Recipient by the Holders’ Representative, as fully binding upon such Share Recipients. If the Holders’ Representative shall die, become disabled or otherwise be unable or unwilling to fulfill her responsibilities as agent of the Share Recipients, then the Share Recipients constituting the recipients of a majority in interest of the Parent Common Shares issued in connection with the Merger shall, within twenty (20) days after such death, disability or resignation, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. If the successor is appointed as described herein, no notice to any other Share Recipient shall be required. Any such successor shall become the “Holders’ Representative” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Holders’ Representative at any time, all references herein to the Holders’ Representative shall be deemed to refer to the Share Recipients who shall act by the consent or approval by Share Recipients constituting a majority in interest of the Parent Common Shares issued in connection with the Merger. If the successor is appointed as described herein, no notice to any other Indemnitor shall be required. The Share Recipients shall jointly and severally indemnify the Holders’ Representative and hold the Holders’ Representative harmless against any loss, liability or expense incurred without recklessness, bad faith or intentional misconduct on the part of the Holders’ Representative and arising out of or in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Holders’ Representative. By virtue of their approval of this Agreement, the Share Recipients hereby agree to pay the costs and expenses of the Holders’ Representative in connection with the acceptance and administration of the Holders’ Representative’s duties hereunder. Notwithstanding the foregoing sentence, as set forth in the Escrow Agreement the Holders’ Representative shall be reimbursed for such reasonable costs and expenses by making claims against the Escrow Shares from time to time as such costs and expenses are incurred, provided that not more than fifty percent (50%) of the Escrow Shares shall be subject to such claims.

ARTICLE VIII

TERMINATION

8.1    Mutual Agreement.    This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

8.2    Termination by Parent.    This Agreement may be terminated by Parent alone, by means of written notice to Company, if there has been a material breach by Company of any of its representations, warranties, covenants or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within (10) ten business days following receipt by Company of notice of such breach.

8.3    Termination by Company.    This Agreement may be terminated by Company alone, by means of written notice to Parent, if (i) there has been a material breach by Parent of any representation, warrant, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within (10) ten business days following receipt by Parent of notice of such breach or (ii) Company’s Board of Directors determines that it is required to accept a Superior Proposal in order to fulfill its fiduciary duties.

8.4    Outside Date.

8.4.1    In the event that the Effective Time has not occurred on or prior to September 30, 2003 as a result of the conditions specified in Section 6.1 or 6.2 not having been satisfied, this Agreement may be terminated by Parent alone by means of written notice to Company.

8.4.2    In the event that the Effective Time has not occurred on or prior to September 30, 2003 as a result of the conditions specified in Sections 6.1, 6.3.1, 6.3.2, 6.3.3 or 6.3.4 not having been satisfied, this Agreement may be terminated by Company alone by means of written notice to Parent.

8.5    Effect of Termination.    In the event of termination of this Agreement by either Company or Parent as provided in this Article, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Company, Sub or their respective officers or directors, except that (i) the provisions of Sections 4.4, 5.2, 9.2 and 9.11, and the Confidentiality Agreement, and any other confidentiality agreement between the parties shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

8.6    Break-Up Fees.

8.6.1    Break-Up Fee Payable by Company.    Company agrees to pay Parent, (provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) on the fifteenth (15th) day (or, if such day is not a business day, the next business day thereafter) following (a) the termination of this Agreement or (b) such later date as may apply in the case of (ii) below by wire transfer, the sum of $500,000 in immediately available funds in the event that following the date of the execution of this Agreement any of the following events shall have occurred:

(i)    Parent shall have terminated this Agreement pursuant to Section 8.4.1 due to the failure of any of the conditions set forth in Sections 6.1.3, 6.2.1 or 6.2.2;

(ii)    Company shall have agreed to an Acquisition Transaction with a party other than Parent before, or within six (6) months after, termination of this Agreement; or

(iii)    Parent shall have terminated this Agreement pursuant to Section 8.2.

8.6.2    Break-Up Fee Payable by Parent.    Parent agrees to pay Company, (provided that Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) on the fifteenth (15th) day (or, if such day is not a business day, the next business day thereafter) following the termination of this Agreement by wire transfer, the sum of $500,000 in immediately available funds in the event that following the date of the execution of this Agreement any of the following events shall have occurred:

(i)    Company shall have terminated this Agreement pursuant to Section 8.4.2 due to the failure of the conditions set forth in Sections 6.3.1 or 6.3.2; or

(ii)    Company shall have terminated this Agreement pursuant to Section 8.3.

Each of the Company and Parent agrees that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement. The payment of the fees set forth in this Section 8.6 shall be the exclusive remedy at law or in equity to which either party may be entitled upon termination of this Agreement, and such remedies shall be limited to the sums stipulated in Section 8.6, regardless of the circumstances giving rise to such termination.

ARTICLE IX

MISCELLANEOUS

9.1    Entire Agreement.    This Agreement, including the exhibits and schedules delivered pursuant to this Agreement and the Confidentiality Agreement between the parties, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

9.2    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to the conflicts of laws provisions therein). Company and Stockholders consent to exclusive jurisdiction and venue in the state and federal courts in King County, Washington.

9.3    Notices.    All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand; (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) on the first day after such notice is sent by a nationally recognized overnight express courier, specifying next day delivery; or (iv) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient’s facsimile machine) of receipt by the recipient of such notice:

If to Parent or Sub:	Primus Knowledge Solutions, Inc. 1601 Fifth Avenue, Suite 1900 Seattle, Washington 98101 Attention: Ronald M. Stevens Telephone No.: (206) 834-8100 Facsimile No.: (206) 834-8111

With a copy to:	Preston Gates & Ellis LLP 925 Fourth Avenue Suite 2900 Seattle, WA 98104-1158 Attention: Gary J. Kocher Telephone No.: (206) 623-7580 Facsimile No.: (206) 623-7022

If to Company:	Broad Daylight, Inc. 1171 Homestead Road Suite 250 Santa Clara, CA 95050 Attention: Louise Kirkbride Telephone No.: (408) 551-4762 Facsimile No.: (408) 557-9058

With a copy to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attn: Thomas C. DeFilipps, Esq. Telephone No.: (650) 493-9300 Facsimile No: (650) 493-6811

If to Holders’ Representative:	Heidi Roizen c/o Mobius Venture Capital Two Palo Alto Square, Suite 500 3000 El Camino Real Palo Alto, CA 94306 Telephone No.: 650-319-2775 Facsimile No.: 650-319-2720

With a copy to:	Jason Mendelson c/o Mobius Venture Capital Two Palo Alto Square, Suite 500 3000 El Camino Real Palo Alto, CA 94306 Telephone No.: 650-319-2775 Facsimile No.: 650-319-2720

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.3.

9.4    Severability.    If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

9.5    Survival of Representations and Warranties.    All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, shall survive the Closing Date; provided that such survival shall terminate one (1) year from the Effective Time.

9.6    Assignment.    No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment in violation of this Section 9.6 shall be void and shall entitle the other party to this Agreement to terminate this Agreement at its option.

9.7    Counterparts.    This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page—Agreement and Plan of Reorganization in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party. The exchange of signature pages by facsimile or portable document format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.8    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.9    Extension, Waiver.    At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.10    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used therein shall be deemed in each case to be followed by the words “without limitation.” The “knowledge of,” “the best of knowledge of,” or other derivations of “know” with respect to any party means the actual knowledge of an individual who is serving as a director or officer of that party assuming the exercise of reasonable inquiry. The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11    Confidentiality.    Company agrees to use their commercially reasonable efforts to keep confidential and not to disclose to third parties (except to stockholders, employees, and Company advisors for the purposes of evaluating and consummating the Merger) the terms and conditions of this Agreement specifically including without limitation the number of Parent Common Shares to be issued and to advise all Company officers, directors, employees and stockholders of this obligation. Notwithstanding the foregoing, after having given prior notice to Parent, the holders of the Company Shares may disclose such terms and conditions as is reasonably necessary to comply with applicable laws, regulations, or government rules, or orders of any court or governmental entity. To the extent that this Section 9.11 is inconsistent with, or conflicts with, any term or terms, of the Confidentiality Agreement, the Confidentiality Agreement shall govern.

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SIGNATURE PAGE—AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, Parent, Sub, Company and, solely for purposes of Article VII, Holders’ Representative, have executed this Agreement as of the date first written above.

PRIMUS KNOWLEDGE SOLUTIONS, INC.		BROAD DAYLIGHT, INC.

By	/s/ MICHAEL BROCHU	By	/s/ LOUISE KIRKBRIDE
Michael Brochu Chief Executive Officer and President		Name	Louise Kirkbride
Title

Solely for purposes of Article VII:

Q MERGER CORP.		HOLDERS’ REPRESENTATIVE

By	/s/ RONALD M. STEVENS	By	/s/ HEIDI ROIZEN
Ronald M. Stevens, Executive Vice President & Secretary		Name	Heidi Roizen